December 16, 2011
Reporters May Contact:
Selena Morris, Bank of America Merrill Lynch, 1.212.236.2272
selena.morris@bankofamerica.com

The Bank of New York Mellon Extends the Liquidation Period for HOLDRS
After Termination of the HOLDRS Trusts

NEW YORK – The HOLDRS Trusts have been advised by The Bank of New York Mellon, in its capacity as the Trustee of HOLDRS, that it has decided to extend the period during which owners of the various HOLDRS securities, after the termination of the HOLDRS Trusts, may surrender their HOLDRS and request delivery of the underlying securities from a period of 4 months to a period of 12 months.

On November 10, 2011, the Trustee announced that upon the termination of the various HOLDRS Trusts and for the four month period thereafter, owners of HOLDRS securities will have the right to withdraw the underlying securities evidenced by their HOLDRS by delivering HOLDRS to the Trustee in the manner specified in such announcement.  In its notice today, the Trustee has extended this withdrawal period to 12 months from the date of termination of the particular HOLDRS Trust. The last day of such period is the Last Withdrawal Date.  Under the terms of the Trusts, if HOLDRS are not surrendered by the Last Withdrawal Date, the Trustee will exercise reasonable efforts to sell any remaining HOLDRS’ underlying securities and hold the net proceeds of such sale for delivery to any person subsequently surrendering their HOLDRS.

HOLDRS subject to the Van Eck Exchange Offers
As previously announced, Merrill Lynch & Co., Inc. has entered into an asset purchase agreement with Van Eck Associates Corporation, under which Van Eck has launched exchange offers for the following six HOLDRS Trusts:

Biotech HOLDRSSM Trust (BBH)
Oil Service HOLDRSSM Trust (OIH)
Pharmaceutical HOLDRSSM Trust (PPH)
Regional Bank HOLDRSSM Trust (RKH)
Semiconductor HOLDRSSM Trust (SMH)
Retail HOLDRSSM Trust (RTH)

These six HOLDRS Trusts are expected to terminate upon the closing of the asset purchase agreement. If the asset purchase agreement does not close, then these six HOLDRS Trusts will terminate only upon Merrill Lynch Pierce Fenner & Smith taking action to cause an early termination of any or all of these six HOLDRS. The Trustee will send out a further notice that specifies the Last Withdrawal Date based on a 12-month period for these six HOLDRS Trusts, which is expected to be a date in December 2012.

HOLDRS not subject to the Van Eck Exchange Offers

The following HOLDRS are not subject to the Van Eck Exchange Offers and, as has previously been announced, will be terminated effective December 23, 2011 (unless otherwise notified):

B2B Internet HOLDRSSM Trust (BHH)
Broadband HOLDRSSM Trust (BDH)
Europe 2001 HOLDRSSM Trust (EKH)
Internet HOLDRSSM Trust (HHH)
Internet Architecture HOLDRSSM Trust (IAH)
Internet Infrastructure HOLDRSSM Trust (IIH)
Market 2001+ HOLDRSSM Trust (MKH)
Software HOLDRSSM Trust (SWH)
Telecom HOLDRSSM Trust (TTH)
Wireless HOLDRSSM Trust (WMH)
Utilities HOLDRSSM Trust (UTH)

Accordingly, as a result of the Trustee’s decision to utilize a 12 month period during which owners of HOLDRS have the right to withdraw the underlying securities evidenced by their HOLDRS, the Last Withdrawal Date for these HOLDRS is December 24, 2012, based on a termination date of December 23, 2011.

As previously disclosed and as provided in the respective Trust Agreements, after the Last Withdrawal Date applicable to the HOLDRS Trust, the Trustee has the right to sell the underlying securities then held by the terminated HOLDRS Trusts and, when such sales have been exercised, the Trustee will thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it hereunder, unsegregated and without liability for interest, for the pro rata benefit of the owners of HOLDRS that have not theretofore been surrendered. At such time owners of outstanding HOLDRS will become general creditors of the Trustee with respect to such net proceeds.

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